Exhibit 10.16

June 1, 2016

John Clavadetscher

Dear John:

Congratulations on your new position!

We believe that you’ve provided key contributions as a member of our team and will continue to help us achieve significant growth and momentum as the premier provider of automotive digital advertising.

This letter confirms your promotion to the role of Chief Revenue Officer at cars.com effective 6/1/16. In this new role, your target compensation will be:

Annual Base Pay:	$290,000
Annual Commission Target:	$165,000
Annual SARs/RSUs:	$150,000

Total Compensation:	$605,000

The new base pay will be reflected within your earnings received in your June 15, 2016 paycheck.

Again, congratulations on your promotion!

Sincerely,

/s/ Alex Vetter

Alex Vetter

President and CEO

Cars.com, LLC